Exhibit 99.1 News For Immediate Release

Black Stone Minerals, L.P. Announces Fourth Quarter and Full Year 2015 Results

And Provides Guidance for 2016;

Authorizes $50 Million Common Unit Repurchase Program

HOUSTON, March 7, 2016 (BUSINESS WIRE) – Black Stone Minerals, L.P. (NYSE: BSM) (“Black Stone Minerals” or “the Partnership”) today announced its financial and operating results for the fourth quarter and full year of 2015, provided guidance for 2016, and announced that the Board of Directors of its general partner authorized the Partnership to repurchase up to $50 million in value of its common units over the next six months.

Highlights

•	Fourth quarter of 2015 average production of 27.1 MBoe/d.
•	Revenues of $100.0 million for the quarter, including an unrealized derivative gain of $16.1 million.
•	Net loss of $49.7 million; Adjusted EBITDA (as defined below) of $54.0 million.
•	Estimated year-end 2015 proved reserves of 49.8 MMBoe.
•	Production for 2016 expected to average 28.5 – 29.5 MBoe/d, a 1% increase over 2015 average daily volumes at the mid-point of guidance.
•	Board of Directors has approved a $50 million common unit repurchase program.

Management Commentary

Thomas L. Carter, Jr., Black Stone Minerals’ President, Chief Executive Officer, and Chairman commented, “While 2015 was a challenging year for the oil and gas industry, Black Stone Minerals increased production over 2014 and saw reserve adds from drilling exceed production through a combination of industry activity and our working interest participation program. In spite of current conditions, our mineral positions in core areas of some of the best plays in the country should allow us, on an annual basis, to maintain flat to growing production in 2016 as compared to 2015. The Partnership remains well positioned with a strong balance sheet, and we have reduced our subordinated unit distribution to maintain strong distribution coverage and to provide additional capital for growth opportunities. We continue to evaluate acquisitions, but given the low price of our common units in light of our common coverage ratio and the escalating MQD over the next three years, we believe that buying our own common units is as attractive, if not more so, as other acquisition targets we are seeing in the market. Indeed, recent transactions in our sector suggest that our common units are underpriced. As a result, our Board of Directors has authorized a $50 million common unit repurchase program over the next six months. We believe that this program, combined with our increasing common MQD beginning in the second quarter of 2016 and beyond and a continued focus on acquisitions, will provide us with more flexibility to take advantage of the best opportunities for long-term growth in unit value.”

Quarterly Financial and Operating Results

Production

Black Stone Minerals reported average production of 27.1 MBoe/d for the fourth quarter of 2015, 69% of which is attributable to mineral and royalty interests. This represents a decrease of 9% over average production of 29.9 MBoe/d for the corresponding period in 2014 and is a decrease of 7% from the third quarter of 2015. For the full year 2015, production averaged 28.7 MBoe/d compared to 27.5 MBoe/d in 2014.

Realized Prices, Revenues, and Net Loss

The Partnership’s average realized price per Boe, excluding the effect of derivative settlements, was $24.15 for the quarter ended December 31, 2015, a decline of 41% from $40.97 per Boe from the quarter ended December 31, 2014.

Black Stone Minerals reported revenues of $100.0 million in the fourth quarter of 2015, a decrease of 41% from $169.2 million in the fourth quarter of 2014. The decrease primarily reflects significantly lower commodity prices compared to the corresponding period in 2014, which was partially offset by an unrealized gain of $16.1 million in the current quarter that reflects the increase in value of unsettled derivative contracts.

Lease bonus and other income was $7.0 million for the fourth quarter of 2015, compared to $19.6 million for the same period last year. The timing and amount of lease bonus is variable.

The Partnership reported a net loss of $49.7 million for the quarter ended December 31, 2015, compared to a net loss of $20.7 million in the corresponding period in 2014. The current quarter reflects a non-cash impairment of oil and natural gas properties of $92.9 million resulting from declines in future expected net cash flows primarily associated with lower commodity prices at December 31, 2015.

Proved Reserves

An independent petroleum engineering firm prepared an estimate of Black Stone Minerals’ proved reserves and value of proved reserves discounted at 10% (“PV-10”) using reference prices of $50.28 per barrel of oil and $2.587 per MMBTU of natural gas in accordance with the applicable rules of the Securities and Exchange Commission. These prices are adjusted for quality and market differentials and transportation fees, and in the case of natural gas are adjusted for the value of natural gas liquids.

Estimated proved oil and natural gas reserves at year-end 2015 were 49.8 MMBoe, a decrease of 3% from 51.1 MMBoe at year-end 2014, and were approximately 32% oil and 88% proved developed producing. The standardized measure of discounted cash flows (“SMOG”) and PV-10 was $555.0 million at the end of 2015 as compared to $1,143.1 million at year-end 2014. The decrease is primarily attributable to lower commodity prices during the year ended December 31, 2015.

A rollforward of proved reserves is presented in the following table:

	Crude Oil (MBbl)	Natural Gas (MMcf)	Total (MBoe)
Net proved reserves at December 31, 2014	17,067	204,256	51,109
Revisions of previous estimates	(197)	(17,043)	(3,037)
Purchases of minerals in place	8	367	69
Extensions, discoveries, and other additions	2,529	57,484	12,110
Production	(3,565)	(41,389)	(10,463)
Net proved reserves at December 31, 2015	15,842	203,675	49,788
Net Proved Developed Reserves
December 31, 2014	16,700	202,888	50,514
December 31, 2015	15,497	174,555	44,590
Net Proved Undeveloped Reserves
December 31, 2014	367	1,368	595
December 31, 2015	345	29,120	5,198

Financial Position

As of December 31, 2015, Black Stone Minerals had $66.0 million outstanding under its credit facility. Black Stone Minerals is in compliance with all financial covenants associated with its credit facility. The Partnership’s regularly scheduled borrowing base redetermination is set for April 2016. As of March 4, 2016, $99.0 million was outstanding under the credit facility.

Distributions

As previously announced, the Board of Directors of the general partner approved a cash distribution of $0.2625 per common unit and $0.18375 per subordinated unit attributable to the fourth quarter of 2015. The quarterly distribution coverage ratio was approximately 1.2x the approved distribution attributable to the fourth quarter of 2015. These distributions were paid on February 26, 2016.

Summary 2016 Guidance

Key assumptions in Black Stone Minerals’ 2016 program are as follows:

FY2016
Average daily production (MBoe/d)	28.5 – 29.5
Percentage oil	~30%
Percentage royalty interest	~63%

Lease bonus and other income ($MM)	$30

Lease operating expense ($/Boe)	$2.00 – $2.25
Lease operating expense ($/working interest Boe)	$5.45 – $6.10
Production costs and ad valorem taxes (as % of total pre-derivative O&G revenue)	14% – 16%
Exploration expense ($MM)	$0 – $1

G&A – cash ($MM)	$36.5 – $37.5
G&A – non-cash ($MM)	$29.0 – $30.0
G&A – TOTAL ($MM)	$65.5 – $67.5

DD&A ($/Boe)	$8.00 – $8.50

Working Interest Participation

Black Stone Minerals expects to invest approximately $60 million in its working interest participation program in 2016. The majority of this amount will be deployed on assets in the Haynesville Shale where the Partnership participates with a major in the Shelby Trough with up to a 50% working interest. It is assumed that 11 gross wells will be completed during the year in that program.

The Partnership’s working interest production is anticipated to average approximately 37% of total production in 2016.

Hedge Position

The Partnership has commodity derivative contracts in place covering a substantial part of 2016’s anticipated production. Based on the guided volumes above, approximately 63% of expected oil volumes are hedged at prices averaging $54.98 per barrel, and approximately 60% of expected gas volumes are hedged at prices averaging $3.08 per Mcf. More detailed information regarding the Partnership’s existing hedge position can be found in the Annual Report on Form 10-K for 2015, which is expected to be filed on or around March 8, 2016.

Distributions

The minimum quarterly distribution will increase to $0.2875 per unit in the second quarter of 2016 from its current level of $0.2625 per unit. While the Board of Directors determines distributions on a quarterly basis and does not fix the Partnership’s distribution policy in advance, Black Stone Minerals currently assumes the following for 2016:

•	the full minimum quarterly distribution will be paid on the common units;
•	a distribution of $0.18375 per quarter will be paid on the subordinated units; and
•	subordinated distributions will be adjusted to maintain total distribution coverage in excess of 1.0x.

Unit Repurchase Program

The Board of Directors has authorized the repurchase of up to $50 million in common units over the next six months. The repurchase program authorizes the Partnership to make repurchases on a discretionary basis as determined by management, subject to market conditions, applicable legal requirements, available liquidity, and other appropriate factors. All or a portion of any repurchases may be made under a Rule 10b5-1 plan, which would permit common units to be repurchased when the Partnership might otherwise be precluded from doing so under insider-trading laws. The repurchase program does not obligate the Partnership to acquire any particular amount of common units and may be modified or suspended at any time and could be terminated prior to completion. The Partnership will periodically report the number of common units repurchased. The repurchase program will be funded from the Partnership’s cash on hand or available revolving credit facility. Any repurchased common units will be cancelled.

Conference Call

Black Stone Minerals will host a conference call and webcast for investors and analysts to discuss its results for the fourth quarter and full year of 2015 on Tuesday, March 8, 2016 at 9:00 a.m. Central Time. To join the call, participants should dial (855) 546-9558 and use conference code 45234419. A live broadcast of the call will also be available at http://investor.blackstoneminerals.com. A recording of the conference call will be available at that site through March 23, 2016.

About Black Stone Minerals, L.P.

Black Stone Minerals is one of the largest owners of oil and natural gas mineral interests in the United States. The Partnership owns mineral interests and royalty interests in over 40 states and 60 onshore basins in the continental United States. The Partnership also owns and selectively participates as a non-operating working partner in established development programs, primarily on its mineral and royalty holdings. The Partnership expects that its large, diversified asset base and long-lived, non-cost-bearing mineral and royalty interests will result in production and reserve growth, as well as increasing quarterly distributions to its unitholders.

Forward-Looking Statements

This news release includes forward-looking statements. All statements, other than statements of historical facts, included in this news release that address activities, events or developments that the Partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. Terminology such as “will,” “may,” “should,” “expect,” “anticipate,” “plan,” “project,” “intend,” “estimate,” “believe,” “target,” “continue,” “potential,” the negative of such terms or other comparable terminology often identify forward-looking statements. Except as required by law, Black Stone Minerals undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this news release. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this news release. All forward-looking statements are qualified in their entirety by these cautionary statements. These forward-looking statements involve risks and uncertainties, many of which are beyond the control of Black Stone Minerals, which may cause the Partnership’s actual results to differ materially from those implied or expressed by the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, those summarized below:

•	the Partnership’s ability to execute its business strategies;
•	the volatility of realized oil and natural gas prices;
•	the level of production on the Partnership’s properties;
•	regional supply and demand factors, delays, or interruptions of production;
•	the Partnership’s ability to replace its oil and natural gas reserves; and
•	the Partnership’s ability to identify, complete, and integrate acquisitions.

Black Stone Minerals, L.P. Contact

Brent Collins

Vice President, Investor Relations

Telephone: (713) 445-3200

investorrelations@blackstoneminerals.com

BLACK STONE MINERALS, L.P.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per unit amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
REVENUE
Oil and condensate sales	$36,954	$61,725	$163,538	$257,390
Natural gas and natural gas liquids sales	23,219	50,902	116,018	207,456
Gain on commodity derivative instruments	32,838	36,997	90,288	37,336
Lease bonus and other income	7,029	19,553	23,080	46,139
TOTAL REVENUE	100,040	169,177	392,924	548,321
OPERATING (INCOME) EXPENSE
Lease operating expense	5,043	5,526	21,583	21,233
Production costs and ad valorem taxes	9,517	15,986	35,767	49,575
Exploration expense	578	187	2,592	631
Depreciation, depletion and amortization	20,884	27,904	104,298	111,962
Impairment of oil and natural gas properties	92,886	117,930	249,569	117,930
General and administrative	23,645	17,158	77,175	62,765
Accretion of asset retirement obligations	270	617	1,075	1,060
(Gain) loss on sale of assets, net	(4,853)	32	(4,873)	32
Other expense	1,593	1,424	1,593	1,424
TOTAL OPERATING EXPENSE	149,563	186,764	488,779	366,612
INCOME (LOSS) FROM OPERATIONS	(49,523)	(17,587)	(95,855)	181,709
OTHER INCOME (EXPENSE)
Interest and investment income	12	1	58	28
Interest expense	(888)	(3,217)	(6,418)	(13,509)
Other income	669	90	910	959
TOTAL OTHER EXPENSE	(207)	(3,126)	(5,450)	(12,522)
NET INCOME (LOSS)	(49,730)	(20,713)	(101,305)	169,187
NET INCOME (LOSS) ATTRIBUTABLE TO PREDECESSOR	—	20,713	(450)	(169,187)
NET LOSS ATTRIBUTABLE TO NONCONTROLLING INTERESTS SUBSEQUENT TO INITIAL PUBLIC OFFERING	1,123	—	1,260	—
DISTRIBUTIONS ON REDEEMABLE PREFERRED UNITS SUBSEQUENT TO INITIAL PUBLIC OFFERING	(2,739)	—	(7,522)	—
NET LOSS ATTRIBUTABLE TO THE GENERAL PARTNER AND COMMON AND SUBORDINATED UNITS SUBSEQUENT TO INITIAL PUBLIC OFFERING	$(51,346)	$—	$(108,017)	$—
ALLOCATION OF LOSS SUBSEQUENT TO INITIAL PUBLIC OFFERING ATTRIBUTABLE TO:
General partner interest	$—		$—
Common units	(25,824)		(54,326)
Subordinated units	(25,522)		(53,691)
	$(51,346)		$(108,017)
NET LOSS ATTRIBUTABLE TO LIMITED PARTNERS PER COMMON AND SUBORDINATED UNIT:
Per common unit (basic and diluted)	$(0.27)		$(0.56)
Weighted average common units outstanding (basic and diluted)	96,182		96,182
Per subordinated unit (basic and diluted)	$(0.27)		$(0.56)
Weighted average subordinated units outstanding (basic and diluted)	95,057		95,057
DISTRIBUTIONS DECLARED AND PAID SUBSEQUENT TO INITIAL PUBLIC OFFERING:
Per common unit	$0.2625		$0.4240
Per subordinated unit	$0.2625		$0.4240

The following table shows the Partnership’s production, revenues, realized prices, and operating expenses for the periods presented.

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
	(Unaudited)
	(Dollars in thousands, except for realized prices)
Production:
Oil and condensate (MBbls)[1]	897	899	3,565	3,005
Natural gas (MMcf)[1]	9,572	11,100	41,389	42,273
Equivalents (MBoe)	2,492	2,749	10,463	10,051
Revenue:
Oil and condensate sales	$36,954	$61,725	$163,538	$257,390
Natural gas and natural gas liquids sales	23,219	50,902	116,018	207,456
Gain on commodity derivative instruments	32,838	36,997	90,288	37,336
Lease bonus and other income	7,029	19,553	23,080	46,139
Total revenue	$100,040	$169,177	$392,924	$548,321
Realized prices:
Oil and condensate ($/Bbl)	$41.20	$68.66	$45.87	$85.65
Natural gas ($/Mcf)[1]	$2.43	$4.59	$2.80	$4.91
Equivalents ($/Boe)	$24.15	$40.97	$26.72	$46.25
Operating expenses:
Lease operating expense	$5,043	$5,526	$21,583	$21,233
Production costs and ad valorem taxes	9,517	15,986	35,767	49,575
Exploration expense	578	187	2,592	631
Depreciation, depletion, and amortization	20,884	27,904	104,298	111,962
Impairment of oil and natural gas properties	92,886	117,930	249,569	117,930
General and administrative	23,645	17,158	77,175	62,765
Per Boe:
Lease operating expense	$2.02	$2.01	$2.06	$2.11
Production costs and ad valorem taxes	3.82	5.82	3.42	4.93
Depreciation, depletion, and amortization	8.38	10.15	9.97	11.14
General and administrative	9.49	6.24	7.38	6.24

[1]

As a mineral and royalty interest owner, Black Stone Minerals is often provided insufficient and inconsistent data on natural gas liquid (“NGL”) volumes by its operators. As a result, the Partnership is unable to reliably determine the total volumes of NGLs associated with the production of natural gas on its acreage. Accordingly, no NGL volumes are included in reported production; however, revenue attributable to NGLs is included in natural gas revenue and the calculation of realized prices for natural gas.

Non-GAAP Financial Measures

EBITDA, Adjusted EBITDA, and cash available for distribution are non-GAAP supplemental financial measures used by Black Stone Minerals’ management and external users of the Partnership’s financial statements such as investors, research analysts, and others, to assess the financial performance of its assets and its ability to sustain distributions over the long term without regard to financing methods, capital structure, or historical cost basis.

Black Stone Minerals defines EBITDA as net income (loss) before interest expense, income taxes and depreciation, depletion, and amortization. Black Stone Minerals defines Adjusted EBITDA as EBITDA adjusted for impairment of oil and natural gas properties, accretion of asset retirement obligations, unrealized gains/losses on commodity derivative instruments, and non-cash equity-based compensation. Black Stone Minerals defines cash available for distribution as Adjusted EBITDA plus or minus amounts for certain non-cash operating activities, borrowings for capital expenditures, capital expenditures, cash interest expense, and distributions to noncontrolling interests and preferred unitholders.

EBITDA, Adjusted EBITDA, and cash available for distribution should not be considered an alternative to, or more meaningful than, net income, income from operations, cash flows from operating activities, or any other measure of financial performance presented in accordance with GAAP as measures of the Partnership’s financial performance. EBITDA, Adjusted EBITDA, and cash available for distribution have important limitations as analytical tools because they exclude some but not all items that affect net income, the most directly comparable GAAP financial measure. The Partnership’s computation of EBITDA, Adjusted EBITDA, and cash available for distribution may differ from computations of similarly titled measures of other companies.

The following table presents a reconciliation of EBITDA, Adjusted EBITDA, and cash available for distribution to net income, the most directly comparable GAAP financial measure, for the periods indicated.

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
	(Unaudited)
	(In thousands)
Net income (loss)	$(49,730)	$(20,713)	$(101,305)	$169,187
Adjustments to reconcile to Adjusted EBITDA:
Add:
Depreciation, depletion and amortization	20,884	27,904	104,298	111,962
Interest expense	888	3,217	6,418	13,509
EBITDA	(27,958)	10,408	9,411	294,658
Add:
Impairment of oil and natural gas properties	92,886	117,930	249,569	117,930
Accretion of asset retirement obligations	270	617	1,075	1,060
Equity-based compensation	4,948	3,888	18,000	11,340
Less:
Unrealized gain on commodity derivative instruments	(16,145)	(35,575)	(27,063)	(39,283)
Adjusted EBITDA	54,001	97,268	250,992	385,705
Adjustments to reconcile to cash generated from operations:
Add:
Borrowings/cash used to fund additions to and acquisitions of oil and natural gas properties	11,964	16,895	116,522	119,753
Restructuring charges	4,208	—	4,208	—
Incremental general and administrative related to initial public offering	353	—	1,303	—
Loss on sales of assets, net	—	32	—	32
Less:
Deferred revenue	(76)	(73)	(660)	(2,589)
Cash interest expense	(677)	(2,978)	(5,483)	(12,544)
Gain on sales of assets, net	(4,853)	—	(4,873)	—
Additions to oil and natural gas properties	(11,843)	(16,774)	(54,244)	(74,201)
Acquisitions of oil and natural gas properties	(121)	(121)	(62,278)	(45,552)
Cash generated from operations	52,956	94,249	245,487	370,604
Less:
Cash paid to noncontrolling interests	(41)	(55)	(208)	(307)
Redeemable preferred unit distributions	(2,739)	(3,957)	(11,562)	(15,720)
Cash generated from operations available for distribution on common and subordinated units and reinvestment in our business	$50,176	$90,237	$233,717	$354,577